UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2013

TRI Pointe Homes, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35796	27-3201111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19520 Jamboree Road, Suite 200, Irvine, California		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (949) 478-8600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 22, 2013, TRI Pointe Homes, Inc. (the “Company”) entered into a secured, three-year revolving credit facility (the “Revolving Credit Facility”) with U.S. Bank National Association d/b/a Housing Capital Company (the “Lender”). The Revolving Credit Facility provides for a maximum loan commitment of $125 million and matures on July 18, 2016 with the potential for a one-year extension of the term of the loan, subject to specified conditions and payment of an extension fee.

Borrowings under the Revolving Credit Facility are secured by a first priority lien on borrowing base properties and will be subject to, among other things, a borrowing base formula. Subject to the satisfaction of the conditions to advances set forth in the Revolving Credit Facility, the Company may borrow solely for the payment or reimbursement of costs or return of capital related to: (a) land acquisition, development and construction of single-family residential lots and homes on and with respect to borrowing base properties (as defined in the Revolving Credit facility), or (b) paying off any existing financing secured by the initial borrowing base properties. In addition to customary representations and warranties, affirmative and negative covenants and events of default, the Revolving Credit Facility contains specific financial covenants requiring the Company to maintain on a quarterly basis:(a) a minimum tangible net worth (as defined) requirement of $200 million (which amount is subject to increase over time based on earnings from and after December 31, 2012 and proceeds from equity capital investments in the Company), (b) liquid assets (as defined) equal to or greater than $10 million, (c) a fixed charge coverage ratio (EBITDA to interest paid, as defined) of at least 1.60 to 1.00 (determined at the end of each fiscal quarter on a rolling four-quarters basis),(d) a leverage ratio (as defined) of less than 1.50 to 1.00, and (e) a ratio of land assets (as defined) to tangible net worth of less than 1.50 to 1.00. The foregoing covenants, as well as the borrowing base provisions, limit the amount the Company can borrow or keep outstanding under the Revolving Credit Facility. An event of default will be deemed to occur if, among other events, (a) all of Douglas F. Bauer, Michael D. Grubbs and Thomas J. Mitchell shall cease, for any reason whatsoever, to be responsible for the day to day operations of the Company, and (b) one or more replacement executives reasonably acceptable to the Lender fail to assume responsibility for the day to day operations of Company within thirty (30) days after the last of Messrs. Bauer, Grubbs and Mitchell cease being responsible for such day to day operations. The interest rate on borrowings will be at a rate based on LIBOR plus an applicable margin, ranging from 250 to 370 basis points depending on the Company’s leverage ratio.

The foregoing description is not complete and is qualified in its entirety by reference to the Revolving Credit Facility, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Agreement of a Registrant.

The information contained in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Revolving credit agreement, dated July 18, 2013, among TRI Pointe Homes, Inc. and U.S. Bank National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2013

TRI Pointe Homes, Inc.

By	/s/ Michael D. Grubbs
Michael D. Grubbs, Chief Financial Officer and Treasurer

INDEX OF EXHIBITS

Exhibit No.	Description of Document

10.1	Revolving credit agreement, dated July 18, 2013, among TRI Pointe Homes, Inc. and U.S. Bank National Association

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